First Busey Announces Fourth Quarter Dividend

Contact: Barbara J. Harrington

First Busey Corporation, CFO

217-365-4516

October 2, 2008

Urbana, Illinois - First Busey Corporation’s (Nasdaq: BUSE) Board of Directors announced the approval of the fourth dividend payment of 2008. A dividend of $0.20 per share will be paid on Friday, October 24, 2008, to shareholders of record on Tuesday, October 21, 2008. The $0.80 per share dividend paid in 2008 is a 3.9% increase over the $0.77 per share dividend paid in 2007.

First Busey Corporation celebrated its 10th Anniversary of being listed on the NASDAQ Stock Market under the symbol “BUSE” on October 1, 2008. On October 1, 1998, “BUSE” closed at a stock split adjusted $13.17 per share and on October 1, 2008, “BUSE” closed at $18.03 per share. The cumulative total return for the ten year period is 86.1%.